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PRICING SUPPLEMENT NO. 3                                               Rule 424(b)(2)
TRADE DATE:  June 6, 1997                                   Registration No. 333-1709
(To Prospectus Supplement dated April 18, 1997
including the Prospectus dated March 20, 1996)
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                                 AEROQUIP-VICKERS, INC.
                                   MEDIUM-TERM NOTES

                     Due More Than Nine Months from Date of Issue
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Floating Rate Note (  )                        7.58% Fixed Rate Note (X)

Principal Amount:        $10,000,000           Issue Price:  $10,000,000 or 100%
Original Issue Date:     June 11, 1997         Specified Currency:  USD
Interest Accrual Date:   30/360 basis          Maturity Date:  June 6, 2012

Redemption Date(s):      N/A                   New             Notice of
Redemption Price(s):     N/A                   Maturity        Renewal
Authorized Denominations (if other than        Date(s):        Date(s):
denominations of $1,000 and integral
multiples of $1,000 in excess thereof          Interest Payment Period:  Semi-Annual
in U.S. Dollars):        N/A

Repayment Date(s):                             Interest Payment Dates: May 1 and
Repayment Price(s):                              November 1 Commencing November 1, 1997
Total Amount of OID:     N/A
Yield to Maturity:       N/A                   Global Security:(X) Yes  (  ) No
Initial Accrual Period OID:  N/A               Exchange Rate Agent:       N/A
Method Used to Determine Historical Exchange Rate:N/A
Yield to Maturity and Initial
Accrual Period OID:      N/A

(Only applicable to Floating Rate Notes):      Spread (plus or minus):    N/A
  Initial Interest Rate: N/A                   Spread Multiplier:         N/A
  Index Maturity:        N/A                   Maximum Interest Rate:     N/A
  Base Rate(s):          N/A                   Minimum Interest Rate:     N/A
    If LIBOR, Designated LIBOR Page: N/A       Calculation Rate Agent:    N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                     Name of Agents: Morgan Stanley & Co.
                                                  Incorporated, J.P. Morgan & Co.

Index Currency:  U.S. Dollars                  Agents' Aggregate Discount or
Interest Reset Period:   N/A                        Commission:  $70,000.00
Interest Reset Dates:    N/A                   Net Proceeds to Co.: $9,930,000.00

( )  Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (X) 100% of Principal Amount or (  ) _____% of Principal Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
(X) a fixed initial public offering price of 100% of the principal amount; (  ) a fixed initial public offering price of ___% of the principal amount; or (  ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms:



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